EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact: Mike Ogburn (502) 636-4415 (office) (502) 262-0224 (cellular) mogburn@kyderby.com

CHURCHILL DOWNS INCORPORATED INCURRED NON-CASH EXPENSE IN
FOURTH QUARTER OF 2004

LOUISVILLE, Ky. (March 8, 2005) – Churchill Downs Incorporated (“CDI” or “Company”) (Nasdaq: CHDN) today announced that it incurred an unanticipated, non-cash expense in the fourth quarter of 2004 to reflect an unrealized loss of approximately $4.3 million, or $0.32 per share, related to the terms of a convertible note issued in conjunction with the redemption of 452,603 shares of its common stock.

        On Oct. 19, 2004, the Company entered into a transaction in which it exchanged a convertible promissory note (“note”) in the principal amount of $16.7 million due in 2014 for 452,603 shares of CDI stock. Pursuant to Statement of Financial Accounting Standards No. 133 “Accounting for Derivative Instruments and Hedging Activities” (“SFAS No. 133”), the note was determined to be a derivative financial instrument with “embedded derivatives.” As such, CDI is required to “mark to market” the changes in the imputed market value of the embedded derivatives each quarterly period and reflect the impact of any change against current earnings. The change in fair market value of the embedded derivatives between the date of issuance and Dec. 31, 2004, resulted in a non-cash, unrealized loss of $4.3 million, primarily as a result of the increase in the market value of the Company’s common stock.

        Michael E. Miller, chief financial officer of Churchill Downs Incorporated, said, “The treatment of the note as a derivative instrument represents an instance of a literal application of accounting rules that may not always reflect the economic substance of transactions. It is important to point out that, given the character of this charge to earnings, this transaction is not representative of the cash flow generated in either the fourth quarter or the full year.”

        Subsequent to year-end, the note has been modified such that, in the future, it should receive conventional accounting treatment for convertible notes and will not be subject to “mark to market” requirements beyond the first quarter of 2005.

        Churchill Downs Incorporated will report fourth quarter and year-end 2004 earnings in conjunction with the filing of its Form 10-K on or around March 16, 2004. An announcement detailing the earnings release date and conference call access information will be distributed within the next week.

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700 CENTRAL AVENUE o LOUISVILLE, KY 40208 o P: (502) 636-4400 o churchilldownsincorporated.com

Churchill Downs Incorporated Incurred Non-Cash Expense in Fourth Quarter of 2004
March 8, 2005

        Churchill Downs Incorporated, headquartered in Louisville, Ky., owns and operates world-renowned horse racing venues throughout the United States. The Company’s seven racetracks in California, Florida, Illinois, Indiana, Kentucky and Louisiana host 121 graded-stakes events and many of North America’s most prestigious races, including the Kentucky Derby and Kentucky Oaks, Hollywood Gold Cup and Arlington Million. CDI racetracks have hosted nine Breeders’ Cup World Thoroughbred Championships – more than any other North American racing company. CDI also owns off-track betting facilities and has interests in various television production, telecommunications and racing services companies that support CDI’s network of simulcasting and racing operations. CDI trades on the Nasdaq National Market under the symbol CHDN and can be found on the Internet at www.churchilldownsincorporated.com.

        This news release contains forward-looking statements made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The reader is cautioned that such forward-looking statements involve risks and uncertainties that could cause our actual operating results and financial condition to differ materially. Forward-looking statements are typically identified by the use of terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “predict,” “project,” “should,” “will,” and similar words, although some forward-looking statements are expressed differently. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Important factors that could cause actual results to differ materially from our expectations include: the effect of global economic conditions; the effect (including possible increases in the cost of doing business) resulting from future war and terrorist activities or political uncertainties; the economic environment; the impact of increasing insurance costs; the impact of interest rate fluctuations; the effect of any change in the Company’s accounting policies or practices; the financial performance of our racing operations; the impact of gaming competition (including lotteries and riverboat, cruise ship and land-based casinos) and other sports and entertainment options in those markets in which we operate; the impact of live racing day competition with other Florida and California racetracks within those respective markets; costs associated with our efforts in support of alternative gaming initiatives; costs associated with our Customer Relationship Management initiatives; a substantial change in law or regulations affecting our pari-mutuel and gaming activities; a substantial change in allocation of live racing days; litigation surrounding the Rosemont, Illinois, riverboat casino; changes in Illinois law that impact revenues of racing operations in Illinois; a decrease in riverboat admissions subsidy revenue from our Indiana operations; the impact of an additional Indiana racetrack and its wagering facilities near our operations; our continued ability to effectively compete for the country’s top horses and trainers necessary to field high-quality horse racing; our continued ability to grow our share of the interstate simulcast market; our ability to execute our acquisition strategy and to complete or successfully operate planned expansion projects; our ability to adequately integrate acquired businesses; market reaction to our expansion projects; any business disruption associated with our facility renovations; the loss of our totalisator companies or their inability to provide adequate reliance on their internal control processes through SAS 70 reports or to keep their technology current; our accountability for environmental contamination; the loss of key personnel and the volatility of our stock price.

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700 CENTRAL AVENUE o LOUISVILLE, KY 40208 o P: (502) 636-4400 o churchilldownsincorporated.com